UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-l2

Zynerba Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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YOUR IMMEDIATE ATTENTION IS REQUESTED

Annual Meeting of Stockholders Adjourned

WE NEED YOUR PARTICIPATION

Dear Stockholder:

We have been trying to reach you in connection with the Annual Meeting of Stockholders of Zynerba Pharmaceuticals, Inc. (the “Annual Meeting”), which was originally scheduled to be held at 10:00 a.m. EDT on June 9, 2021 but has been adjourned until 9:00 a.m. EDT on June 29, 2021 due to lack of quorum. In order to conduct the business of the Annual Meeting, including electing the Board of Directors of the Company, we are required to reach a quorum for the meeting.

We still have not yet received your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations. We are asking you to please take a moment now to submit your vote.

The proxy statement is available online at www.astproxyportal.com/ast/20275. In order for your vote to be represented, we must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1.	By Internet

Follow the simple instructions on your proxy card or at the link accompanying this notice.

2.	By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail

Sign, Date, and Return your proxy card through the mail.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. Even if it is past the indicated deadline, please submit your vote!

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-844-343-2621. Representatives are available Monday - Friday 9:00 a.m. to 9:00 p.m. (EDT) and Saturday, 10:00 a.m. to 5:00 p.m. (EDT).

Please take a moment and vote today! Thank you!